UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (March 26, 2014)

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On March 27, 2014, MoneyGram International, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as the representatives of the underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”), and the affiliates and co-investors of Thomas H. Lee Partners, L.P. named therein (the “THL Selling Stockholders”) and the affiliates of Goldman, Sachs & Co. named therein (collectively with the THL Selling Stockholders, the “Selling Stockholders”), pursuant to which the Selling Stockholders agreed to sell an aggregate of 8,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in an underwritten public offering (the “Offering”). Pursuant to the Underwriting Agreement, the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an aggregate of 1,200,000 additional shares of Common Stock from the Selling Stockholders at the public offering price, less the underwriting discount. The Company is not selling any shares in the Offering and will not receive any proceeds from the Offering.

The Offering is expected to close on April 2, 2014, subject to the satisfaction of the closing conditions set forth in the Underwriting Agreement, including the Share Repurchase (defined below), which is expected to occur concurrently with the closing of the Offering, and the consummation, at or prior to the closing of the Offering, of the Financing (defined below).

The shares of Common Stock to be offered and sold in the Offering (the “Shares”) have been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-171151) of the Company, as supplemented by the Prospectus Supplement dated March 27, 2014 relating to the Shares, filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) of the Securities Act on March 28, 2014.

The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Share Repurchase and Financing

On March 26, 2014, the Company entered into a stock repurchase agreement (the “Repurchase Agreement”) with the THL Selling Stockholders to repurchase shares of Common Stock (the “Share Repurchase”), concurrently with the closing of the Offering, directly from the THL Selling Stockholders in a private, non-underwritten transaction. The Company will be repurchasing 8,185,092 shares of Common Stock at a price per share of $16.25 pursuant to the terms of the Repurchase Agreement. The Share Repurchase is subject to certain conditions, including the consummation of the Financing and the contemporaneous closing of the Offering. The repurchased shares will be cancelled and no longer outstanding following the completion of the Offering and Share Repurchase.

The Company expects to fund the Share Repurchase with $130.0 million in borrowings under a new incremental term loan (the “Financing”) and to utilize cash for the balance. To effect the Financing, the Company expects to enter into an amendment (the “Incremental Amendment”) to its senior secured credit facility that provides it with $130 million in additional term loan borrowings on substantially the same terms, including with respect to the interest rate and maturity date, as its term loan borrowings under its existing senior secured credit facility. The Incremental Amendment will also (a) amend certain of the conditions precedent with respect to incremental borrowings to allow for the additional term loan borrowings, (b) increase the maximum secured leverage ratio that the Company is required to comply with as of the last day of each fiscal quarter and (c) provide the Company with additional flexibility to engage in share repurchases from the Selling Stockholders in an amount up to $300 million (including the Share Repurchase). In addition, the Company expects to enter into additional revolving credit commitments in order to increase the aggregate revolving credit commitment under its senior secured credit facility from $125.0 to $150.0 million.

The foregoing summary of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Repurchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Other Information.

On March 28, 2014, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith.

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated March 27, 2014, by and among the Company, the Underwriters and the Selling Stockholders.

10.1	Stock Repurchase Agreement, dated March 26, 2014, by and among the Company and the THL Selling Stockholders.

99.1	Press release, issued March 28, 2014, announcing the pricing of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Francis Aaron Henry
Name:	Francis Aaron Henry
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: March 28, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated March 27, 2014, by and among the Company, the Underwriters and the Selling Stockholders.

10.1	Stock Repurchase Agreement, dated March 26, 2014, by and among the Company and the THL Selling Stockholders.

99.1	Press release, issued March 28, 2014, announcing the pricing of the Offering.